Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Charles Messman
Public Relations 949-362-5800 pr@smithmicro.com	Investors Relations 949-362-5800 IR@smithmicro.com

Smith Micro Software Regains Compliance with NASDAQ Listing Requirements

ALISO VIEJO, CA, September 1, 2016 – Smith Micro Software, Inc. (NASDAQ:SMSI) today announced the Company has regained compliance with listing requirements of the NASDAQ Stock Market (“Nasdaq”).

As previously reported, on September 10, 2015, Smith Micro received written notice from Nasdaq notifying the Company that it was not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on The Nasdaq Global Market, because the bid price of the Company’s common stock had closed below the minimum $1 per share for 30 consecutive business days. In accordance with Nasdaq listing rules, the Company was afforded 180 calendar days, or until March 8, 2016, to regain compliance. On March 9, 2016, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(ii), Nasdaq granted Smith Micro an additional 180 calendar days, or until September 6, 2016, to regain compliance with the minimum bid price requirement of $1 per share for continued listing on Nasdaq. At the same time, the Company applied, and was granted, to transfer the listing of its stock from the Nasdaq Global Market to the Nasdaq Capital Market, which became effective at the opening of trading on March 11, 2016.

On August 31, 2016, Smith Micro received a letter from Nasdaq stating that since the closing bid price of the Company’s common stock had been greater than $1.00 for the last 10 consecutive business days, from August 17 to August 30, 2016, Smith Micro was in compliance with Listing Rule 5550(a)(2) and that this matter was now closed.

About Smith Micro Software, Inc.:

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers, device manufacturers, and enterprise businesses around

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the world. From optimizing wireless networks to uncovering customer experience insights, and from streamlining Wi-Fi access to ensuring family safety, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones. Our portfolio also includes a wide range of products for creating, sharing, and monetizing rich content, such as visual messaging, video streaming, and 2D/3D graphics applications. For more information, visit smithmicro.com (NASDAQ: SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new sales opportunities and interest in the company’s products and solutions, the company’s ability to increase its revenue by capitalizing on new opportunities, and customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, and the company’s ability to compete effectively with other software and technology companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.